Ex-Filing Fees

CALCULATION OF FILING FEE TABLES
S-8
Energy Focus, Inc.
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Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	200,000	$2.78	$556,000	0.0001381	$76.78
Total Offering Amounts:									$76.78
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$76.78

Offering Note(s)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Energy Focus, Inc. (the “Company”) that may become issuable under the terms of the Company’s Amended and Restated 2020 Stock Incentive Plan (the “Plan”), by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

“Proposed Maximum Offering Price Per Unit” is estimated pursuant to Rules 457(c) , solely for the purpose of calculating the amount of the registration fee under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s Ordinary Shares on October 27, 2025.